                              FIRST LOAN AGREEMENT

                                     Between

                                 NEDBANK LIMITED
                  (ACTING THROUGH ITS NEDBANK CAPITAL DIVISION)

                                       and

                      THE ARM BROAD-BASED EMPOWERMENT TRUST

     AN ORAL TRUST ESTABLISHED BY ORAL AGREEMENT ON 15 APRIL 2005 AND HEREIN
                        REPRESENTED BY ITS TRUSTEES BEING

                                 NEDBANK LIMITED
            (REPRESENTED BY ANTON TALJAARD AND CLIVE DONALD STEWART)

                       HARMONY GOLD MINING COMPANY LIMITED
                        (REPRESENTED BY NOMFUNDO QANGULE)

                                  FRANK ABBOTT

                                       and

                   DENEYS REITZ TRUSTEES (PROPRIETARY) LIMITED
                      (REPRESENTED BY LIONEL CHARLES SHAWE)

                                                                  DENEYS | REITZ
                                                                       ATTORNEYS

                              NOTARIAL CERTIFICATE

I, THE UNDERSIGNED,

                                MARK ROBERT KYLE

OF SANDTON IN THE GAUTENG PROVINCE OF THE REPUBLIC OF SOUTH AFRICA, NOTARY PUBLIC BY LAWFUL AUTHORITY DULY ADMITTED AND SWORN, DO HEREBY CERTIFY AND ATTEST UNTO ALL WHOM IT MAY CONCERN THAT I HAVE THIS DAY COLLATED AND COMPARED WITH THE ORIGINAL THEREOF, THE COPY HERETO ANNEXED MARKED "A", BEING:

"A" FIRST LOAN AGREEMENT BETWEEN NEDBANK LIMITED (ACTING THROUGH ITS NEDBANK CAPITAL DIVISION) AND THE ARM BROAD-BASED EMPOWERMENT TRUST AN ORAL TRUST ESTABLISHED BY ORAL AGREEMENT ON 15 APRIL 2005 AND HEREIN REPRESENTED BY ITS TRUSTEES BEING NEDBANK LIMITED (REPRESENTED BY ANTON TALJAARD AND CLIVE DONALD STEWART), HARMONY GOLD MINING COMPANY LIMITED (REPRESENTED BY NOMFUNDO QANGULE), FRANK ABBOTT AND DENEYS REITZ TRUSTEES (PROPRIETARY) LIMITED (REPRESENTED BY LIONEL CHARLES SHAWE), DATED 15 APRIL 2005

AND I, THE SAID NOTARY, DO FURTHER CERTIFY AND ATTEST THAT THE SAME IS A TRUE AND FAITHFUL COPY OF THE SAID ORIGINAL AND AGREES THEREWITH IN EVERY RESPECT. AN ACT WHEREOF BEING REQUIRED, I HAVE GRANTED THESE PRESENTS UNDER MY NOTARIAL FORM AND SEAL, TO SERVE AND AVAIL AS OCCASION SHALL OR MAY REQUIRE.

THUS DONE AND SIGNED AT SANDTON AFORESAID ON THIS THE 26TH DAY OF APRIL IN THE YEAR TWO THOUSAND AND FOUR.

                                                                   NOTARY PUBLIC

DENEYS REITZ ATTORNEYS
SANDTON

                              FIRST LOAN AGREEMENT

                                     Between

                                 NEDBANK LIMITED
                  (ACTING THROUGH ITS NEDBANK CAPITAL DIVISION)

                                       and

                      THE ARM BROAD-BASED EMPOWERMENT TRUST

     AN ORAL TRUST ESTABLISHED BY ORAL AGREEMENT ON 15 APRIL 2005 AND HEREIN
                        REPRESENTED BY ITS TRUSTEES BEING

                                 NEDBANK LIMITED
            (REPRESENTED BY ANTON TALJAARD AND CLIVE DONALD STEWART)

                       HARMONY GOLD MINING COMPANY LIMITED
                        (REPRESENTED BY NOMFUNDO QANGULE)

                                  FRANK ABBOTT

                                       and

                   DENEYS REITZ TRUSTEES (PROPRIETARY) LIMITED
                      (REPRESENTED BY LIONEL CHARLES SHAWE)

                                                                  DENEYS | REITZ
                                                                       ATTORNEYS

                                TABLE OF CONTENTS

1.    PARTIES..............................................................    1
2.    DEFINITIONS AND INTERPRETATION.......................................    1
3.    INTRODUCTION.........................................................   20
4.    EARLY TERMINATION EVENTS.............................................   21
5.    PURPOSE..............................................................   21
6.    LOAN.................................................................   22
7.    INTEREST.............................................................   23
8.    REPAYMENT............................................................   23
9.    COLLECTION ACCOUNT...................................................   24
10.   VOLUNTARY PREPAYMENT.................................................   25
11.   MANDATORY PREPAYMENT.................................................   26
12.   PAYMENTS.............................................................   27
13.   REPRESENTATIONS AND WARRANTIES.......................................   28
14.   POSITIVE UNDERTAKINGS................................................   30
15.   NEGATIVE UNDERTAKINGS................................................   31
16.   FINANCIAL INFORMATION................................................   34
17.   INCREASED/DECREASED COSTS............................................   34
18.   EVENTS OF DEFAULT....................................................   37
19.   BREAKAGE COSTS / GAINS...............................................   40
20.   RENUNCIATION OF BENEFITS.............................................   41
21.   CERTIFICATE OF INDEBTEDNESS..........................................   41
22.   DEFAULT INTEREST.....................................................   41
23.   CESSION AND ASSIGNMENT...............................................   42

24.   NOTICES AND DOMICILIA................................................   43
25.   GOVERNING LAW........................................................   45
26.   JURISDICTION.........................................................   45
27.   SEVERABILITY.........................................................   45
28.   GENERAL..............................................................   45
29.   COSTS................................................................   46

                              FIRST LOAN AGREEMENT

1.   PARTIES

1.1  The Parties to this Agreement are:

1.1.1 NEDBANK LIMITED (ACTING THROUGH ITS NEDBANK CAPITAL DIVISION); and

1.1.2 THE ARM BROAD-BASED EMPOWERMENT TRUST AN ORAL TRUST ESTABLISHED BY ORAL AGREEMENT ON 15 APRIL 2005 HEREIN REPRESENTED BY ITS TRUSTEES BEING:

1.1.2.1 NEDBANK LIMITED (REPRESENTED BY ANTON TALJAARD AND CLIVE DONALD
     STEWART);

1.1.2.2 HARMONY GOLD MINING COMPANY LIMITED (REPRESENTED BY NOMFUNDO QANGULE);

1.1.2.3 FRANK ABBOTT; and


1.1.2.4 DENEYS REITZ TRUSTEES (PROPRIETARY) LIMITED (REPRESENTED BY LIONEL CHARLES SHAWE).

1.2  The Parties agree as set out below:

2    DEFINITIONS AND INTERPRETATION

2.1 The headings to the clauses of this Agreement are for reference purposes only and shall in no way govern or affect the interpretation of nor modify nor amplify the terms of this Agreement nor any clause hereof.

                                                                         Page 2.


2.2 Unless the context dictates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

2.2.1 "ADVANCE DATE" means the "Effective Date" as defined in the Sale of Shares Agreement;

2.2.2 "AHJIC" means ARMGold Harmony Joint Investment Company (Proprietary) Limited (Registration No. 2002/032163/07), a private company duly incorporated according to the company laws of South Africa;

2.2.3 "AGREEMENT" means this First Loan Agreement;

2.2.4 "APPLICABLE MARGIN" means 2,25% (two comma two five percent) nacm;

2.2.5 "ARM" means African Rainbow Minerals Limited (Registration No. 1933/004580/06), a public company duly incorporated according to the company laws of South Africa;

2.2.6 "ARM DISTRIBUTION" means any payment in respect of the ARM Shares by or on behalf of ARM to the Borrower, by way of dividend, capital reduction (including, but not limited to, any share repurchase), interest, principal, fee, royalty or other distributions or payments whether or not made to the shareholders of ARM generally;

2.2.7 "ARMI" means African Rainbow Minerals & Exploration Investments (Proprietary) Limited (Registration No. 1997/020158/07), a private company duly incorporated according to the company laws of South Africa;

                                                                         Page 3.


2.2.8 "ARM SHARE PROCEEDS" means the proceeds of any ARM Distribution and all proceeds received by the Borrower or to which the Borrower is or becomes entitled, by virtue of the sale or other disposal of any ARM Shares or by virtue of the vesting of any of the ARM Shares in any beneficiary of the Borrower;

2.2.9 "ARM SHARES" means 28 614 740 (twenty-eight million six hundred and fourteen thousand seven hundred and forty) ordinary par value shares of R0,05 (five cents) each in the issued share capital of ARM listed on the JSE and constituting 14% (fourteen percent) of the issued share capital of ARM as at the Signature Date to be purchased by the Borrower from AHJIC pursuant to the Sale of Shares Agreement;

2.2.10 "ARREAR INTEREST RATE" means the greater of:

2.2.10.1 the Prime Rate plus 2% (two percent); and

2.2.10.2 the Repo Rate plus 2% (two percent);

2.2.11 "ASSIGNMENT AGREEMENT" means the written agreement concluded, or to be concluded, between Harmony, ARMI, AHJIC and the Borrower on or about the Signature Date pursuant to which inter alia the Voting Agreement is amended in certain respects and the Borrower agrees to be bound by the provisions of the Voting Agreement;

2.2.12 "AUDITORS" means the Borrower's statutory auditors from time to time;

2.2.13 "BORROWER" means the trustees for the time being of an oral trust established by oral agreement between Frank Abbott (as founder) and the Lender, Harmony, Frank Abbott and Deneys Reitz Trustees (Proprietary) Limited (each as trustees) on 15 April 2005 and known as the "ARM Broad-Based Empowerment Trust";

                                                                         Page 4.


2.2.14 "BREAKAGE COSTS" means such costs referred to in clause 19.1.1;

2.2.15 "BREAKAGE GAINS" means such amounts referred to in clause 19.1.2;

2.2.16 "BUSINESS DAY" means any day other than a Saturday, Sunday or an official public holiday in South Africa in accordance with the Public Holidays Act, 1994;

2.2.17 "COLLECTION ACCOUNT" means the bank account to be opened and maintained by the Borrower with the Lender in accordance with clause 9 of this Agreement and any replacement bank account from time to time;

2.2.18 "COMPANIES ACT" means the Companies Act, 1973;

2.2.19 "CPI" means the consumer price index for all expenditure groups:

     Metropolitan and other urban areas (B2000=100) as published from time to time by Statistics SA in Statistical Release PI041.1 provided that if, after the Signature Date:

2.2.19.1 such index shall cease to be published; or

2.2.19.2 either the Lender or the Borrower should notify the other on reasonable grounds that, due to a change in circumstances, the index is no longer representative, then,

     in any such circumstances, the Lender and the Borrower will use such other official information or index calculating the rate of inflation as may be available and acceptable to them, or failing such acceptance, then, for the purposes of this Agreement, an alternative index shall be determined by a majority decision of a panel of 3 (three) independent chartered accountants of South Africa appointed by the Chief

                                                                         Page 5.


     Economist of the Lender, which determination, and any determination by such panel as to the date from which any alternative index shall take effect, shall be binding upon the Parties. The costs of obtaining such determination shall be borne by the Borrower;

2.2.20 "DEED OF ADHERENCE" means the written deed entitled "Right of Pre-Emption and Deed of Adherence" concluded or to be concluded amongst the Lender, Harmony, ARMI and AHJIC on or about the Signature Date;

2.2.21 "DISTRIBUTION" means any payment by or on behalf of the Borrower by way of income or capital or other distribution or payments by or on behalf of the Borrower to any of its beneficiaries;

2.2.22 "ENCUMBRANCE" means any mortgage, pledge, lien, assignment or cession conferring security, hypothecation, security interest, preferential right or trust arrangement or any other agreement or arrangement, the effect of which is the creation of security;

2.2.23 "EVENT OF DEFAULT" means an event of default as set out in clause 18;

2.2.24 "FINAL DISCHARGE DATE" means the date which is the later of:

2.2.24.1 the First Facility Discharge Date; and

2.2.24.2 the Second Facility Discharge Date;

2.2.25 "FINAL REPAYMENT DATE" means the date which is the earlier of:

2.2.25.1 the 5th (fifth) anniversary of the Advance Date; and

                                                                         Page 6.


2.2.25.2 the date upon which the First Facility Outstandings become repayable by the Borrower pursuant to the provisions of this Agreement;

2.2.26 "FIRST FACILITY DISCHARGE DATE" means the date upon which the First Facility Outstandings have been fully and finally repaid and discharged;

2.2.27 "FIRST FACILITY OUTSTANDINGS" means, at any time and from time to time, the aggregate of all amounts of principal, accrued and unpaid interest and all and any other amounts due and payable, including but not limited to, Breakage Costs, to the Lender under this Agreement;

2.2.28 "FIRST RANKING CESSION AND PLEDGE" means the written cession and pledge in security entitled "First Ranking Cession and Pledge" by the Borrower in favour of the Lender dated on or about the Signature Date as security for its obligations under the Second Loan Agreement;

2.2.29 "FLOW OF FUNDS AGREEMENT" means the written agreement entitled "Flow of Funds Agreement" concluded or to be concluded between the Lender, the Borrower, AHJIC and Harmony on or about the Signature Date;

2.2.30 "GAAP" means Generally Accepted Accounting Practice in South Africa, as the same may be revised from time to time;

2.2.31 "HARMONY" means Harmony Gold Mining Company Limited (Registration No. 1950/038232/06), a public company duly incorporated according to the company laws of South Africa;

2.2.32 "HARMONY OPTION AGREEMENT" means the written agreement entitled "Harmony Option Agreement" concluded or to be concluded between Harmony and Nedbank on or about the Signature Date;

                                                                         Page 7.


2.2.33 "HARMONY UNDERTAKING" means the written undertaking by Harmony and AHJIC in favour of the Lender dated on or about the Signature Date pursuant to which Harmony undertakes that it will utilise a portion of the proceeds payable to AHJIC in respect of the sale of the ARM Shares pursuant to the Sale of Shares Agreement to repay in full on the Advance Date the principal amount outstanding together with all amounts of accrued and unpaid interest and all other amounts due and payable to the Lender pursuant to a loan agreement between the Lender and Harmony dated 24 December 2004, in accordance with the provisions of clause 12 of that loan agreement;

2.2.34 "INDEBTEDNESS" shall be construed so as to include any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent;

2.2.35 "INDEXED" means in relation to any sum, that sum adjusted annually to take account of year-on-year changes in the CPI since the Signature Date;

2.2.36 "INSOLVENCY EVENT" means in relation to any person, any of the following events or circumstances:

2.2.36.1 a meeting is convened to consider or pass a resolution, an order or a declaration is made, a petition is presented, legal proceedings are commenced or any other step is taken for the liquidation, winding-up, judicial management, curatorship or dissolution of such person's assets, business or estate or with a view to a composition, assignment or arrangement of such person's creditors;

                                                                         Page 8.


2.2.36.2 such person is unable (or admits inability) to pay its debts generally as they fall due or is, or admits to being, otherwise insolvent or stops, suspends or threatens to stop or suspend payment of all or a material part of its debts or makes a general assignment or any arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of its Indebtedness;

2.2.36.3 the issue of a certificate in terms of Section 346(3) of the Companies Act or the lodging with any Master of the High Court or other officer in the public service designated for such purpose by any Master of the High Court of a copy of an application for the provisional or final, winding-up or placing into judicial management, or any analogous or similar process, of that person;

2.2.36.4 such person begins negotiations or takes any proceedings or other step with a view to the general readjustment, rescheduling or deferral of its Indebtedness (or any part thereof which it would otherwise be unable to pay when due) or proposes to take any such step; or

2.2.36.5 any liquidator, curator, judicial manager or the like is appointed in respect of such person or any material part of its assets or such person requests any such appointment;

2.2.37 "INTEREST PERIOD" means each period of 91 (ninety-one) days during the Term commencing on the Advance Date save that the final Interest Period will be shortened to end on the Final Repayment Date;

                                                                         Page 9.


2.2.38 "INTEREST RATE" means, in respect of each Interest Period, an interest rate equal to the aggregate of JIBAR, the Applicable Margin and the Lender Regulatory Costs;

2.2.39 "JIBAR" means, in respect of each Interest Period:

2.2.39.1 the quarter-year (91-day) Johannesburg Inter-Bank Agreed Rate as quoted by SAFEX and published on the Quotation Date for deposits in a comparable amount to that on which interest is to accrue and which appears on the Reuters Screen SAFEY Page at 11:00 a.m. Johannesburg time on the Quotation Date, expressed as a percentage and converted to a nacm rate; or

2.2.39.2 if the quarter-year (91-day) Johannesburg Inter-Bank Agreed Rate is not quoted, the arithmetic mean (rounded upward to the nearest 4 (four) decimal places) of the mid-market deposit rates for South African currency deposits, as quoted on the respective money markets Reuters Page by the Reference Banks at approximately 11:00 a.m. Johannesburg time on the Quotation Date, expressed as a percentage and converted to a nacm rate;

2.2.40 "JSE" means the JSE Securities Exchange, South Africa;

2.2.41 "LENDER" means Nedbank Limited (Registration No. 1951/000009/06) (acting through its Nedbank Capital division), a registered bank and public company duly incorporated according to the banking and company laws of South Africa;

2.2.42 "LENDER REGULATORY COSTS" means the holding costs of all liquid assets and other reserving costs incurred by the Lender under the Banks Act, 1990 and regulations thereunder attributable to the Loan for each Interest Period as quoted on the first day of each Interest Period by the

                                                                        Page 10.


     Lender's Treasury Department and expressed as a nacm rate, it being recorded, for the avoidance of doubt, that the Lender Regulatory Costs as at the Signature Date amount to 0,31% (zero comma three one percent) expressed as a nacm rate;

2.2.43 "LOAN" means the aggregate principal amount for the time being outstanding hereunder;

2.2.44 "LOAN AMOUNT" means the principal amount of R480 400 000 (Four Hundred and Eighty Million Four Hundred Thousand Rand);

2.2.45 "MATERIAL ADVERSE EFFECT" means a material adverse effect, in the reasonable opinion of the Lender, on:

2.2.45.1 the ability of any Obligor to perform any or all of its material obligations under the terms of any Transaction Document to which it is a party; and/or

2.2.45.2 the validity or enforceability of any Transaction Document or the rights or remedies of the Lender under any of the Transaction Documents;

2.2.46 "OBLIGOR" means:

2.2.46.1 the Borrower; and

2.2.46.2 Harmony,

     and "OBLIGORS" means, as the context requires, both of them;

2.2.47 "PARTIES" means:

                                                                        Page 11.


2.2.47.1 the Lender; and

2.2.47.2 the Borrower,

     and "PARTY" means, as the context requires, either of them;

2.2.48 "PERMITTED DISTRIBUTIONS" means:

2.2.48.1 any Distributions by the Borrower of the ARM Shares or of any vested income rights or vested capital rights attributable or related to the ARM Shares as expressly provided for in the Trust Deed; or

2.2.48.2 any Distribution made with the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed;

2.2.49 "PERMITTED ENCUMBRANCE" means:

2.2.49.1 any Encumbrance created by operation of law; provided that the same is discharged within 90 (ninety) days of its creation or, in the reasonable opinion of the Lender, is being contested in good faith;

2.2.49.2 any Encumbrance created pursuant to the terms and conditions of the Security Documents; or

2.2.49.3 any Encumbrance created with the prior written consent of the Lender;

                                                                        Page 12.


2.2.50 "PERMITTED INDEBTEDNESS" means:

2.2.50.1 any Indebtedness incurred or permitted under any Transaction Document or incurred pursuant to or for the purposes of giving effect to any provision of any Transaction Document;

2.2.50.2 any Indebtedness not exceeding R100 000 (One Hundred Thousand Rand) during any calendar year of the Borrower incurred in respect of the administrative costs and expenses of the Borrower (including, without limitation, in respect of auditing fees);

2.2.50.3 any Indebtedness incurred with the prior written consent of the Lender, which shall not be unreasonably withheld or delayed;

2.2.51 "PRIME RATE" means the prime overdraft rate of interest from time to time publicly quoted as such by the Lender, calculated on a 365 (three hundred and sixty-five) day factor, irrespective of whether or not the year is a leap year, nominal annual compounded monthly in arrear, as certified by any manager of the Lender, whose appointment as such shall not be necessary to prove, which certificate shall serve as prima facie proof of its content;

2.2.52 "QUOTATION DATE" means, in relation to the determination of JIBAR for any Interest Period, the first day of that Interest Period;

2.2.53 "REFERENCE BANKS" means the Lender, The Standard Bank of South Africa Limited, FirstRand Bank Limited and Absa Bank Limited;

2.2.54 "REPO RATE" means on any particular day, the repurchase tender rate on that day quoted by the South African Reserve Bank;

                                                                        Page 13.


2.2.55 "SALE OF SHARES AGREEMENT" means the written agreement entitled "Sale of Shares Agreement" concluded or to be concluded between Harmony, AHJIC and the Borrower on or about the Signature Date;

2.2.56 "SECOND FACILITY DISCHARGE DATE" means the date upon which the Second Facility Outstandings have been fully and finally repaid and discharged;

2.2.57 "SECOND FACILITY OUTSTANDINGS" means, at any time and from time to time the aggregate of all amounts of principal, accrued and unpaid interest and any other amounts due and payable, including but not limited to any breakage costs, to the Lender under the Second Loan Agreement;

2.2.58 "SECOND LOAN AGREEMENT" means the written agreement entitled "Second Loan Agreement" concluded or to be concluded between the Lender and the Borrower on or about the Signature Date;

2.2.59 "SECOND RANKING CESSION AND PLEDGE" means the written reversionary cession and pledge in security entitled "Second Ranking Cession and Pledge" by the Borrower in favour of the Lender dated on or about the Signature Date as security for its obligations under this Agreement;

2.2.60 "SECURITY DOCUMENTS" means:

2.2.60.1 the First Ranking Cession and Pledge;

2.2.60.2 the Second Ranking Cession and Pledge; and

2.2.60.3 any further agreements or documents entered into at any time by or on behalf of the Borrower or any other person as security for the Borrower's obligations to the Lender under the Transaction

                                                                        Page 14.


     Documents to which it is a party, and which agreements or documents shall, to the extent that Harmony is not a party thereto, be approved by Harmony, which approval shall not be unreasonably withheld or delayed;

2.2.61 "SIGNATURE DATE" means the date of the signature of the Party last signing this Agreement;

2.2.62 "SOUTH AFRICA" means the Republic of South Africa as constituted from time to time;

2.2.63 "SUBORDINATION AGREEMENT" means the written agreement entitled "Subordination Agreement" concluded or to be concluded between the Borrower, Harmony and the Lender on or about the Signature Date;

2.2.64 "TERM" means the period from the Advance Date to the First Facility Discharge Date;

2.2.65 "TRANSACTION DOCUMENTS" means, collectively:

2.2.65.1 this Agreement;

2.2.65.2 the Second Loan Agreement;

2.2.65.3 the Sale of Shares Agreement;

2.2.65.4 the Harmony Option Agreement;

2.2.65.5 the Security Documents;

2.2.65.6 the Harmony Undertaking;

                                                                        Page 15.


2.2.65.7 the Subordination Agreement;

2.2.65.8 the Voting Agreement;

2.2.65.9 the Deed of Adherence;

2.2.65.10 the Flow of Funds Agreement; and

2.2.65.11 the Assignment Agreement;

2.2.65.12 any other agreement or document that may be designated as a Transaction Document for the purposes of this Agreement and the other Transaction Documents by written agreement between Harmony, the Borrower and the Lender;

2.2.65.13 any written amendment to the agreements and documents referred to in clauses 2.2.65.1 to 2.2.65.12, and which amendment shall, to the extent that Harmony is not a party thereto, be approved by Harmony, which approval shall not be unreasonably withheld or delayed, and "TRANSACTION DOCUMENT" means, as the context requires, any one of them;

2.2.66 "TRUST DEED" means the trust deed of the Borrower contemplated by clause 4.1.1;

2.2.67 "TRUST EXPENDITURE" means all costs, expenses and fees incurred by the Trust in giving effect to the transactions contemplated in the Transaction Documents plus value-added tax, where applicable in a total amount not exceeding Rl00 000 (One Hundred Thousand Rand) per calendar year of the Borrower or such greater amount as may be

                                                                        Page 16.


     approved by the Lender in writing (but excluding the costs, expenses and fees contemplated by clauses 23.4 and 29.1);

2.2.68 "VOTING AGREEMENT" means the written agreement entitled "Voting Agreement" concluded between ARMI, AHJIC and Harmony on 16 February 2004.

2.3  Any reference in this Agreement to:

2.3.1 an "affiliate" means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

2.3.2 "assets" includes properties, revenues and rights of every description;

2.3.3 a "holding company" shall be construed in accordance with the Companies
     Act;

2.3.4 a "clause" shall, subject to any contrary indication, be construed as a reference to a clause hereof;

2.3.5 "continuing", in the context of an Event of Default, means:

2.3.5.1 where the Event of Default or its consequences are incapable of remedy that Event of Default is deemed to be continuing unless it has been expressly waived in writing by the Lender and any conditions of such waiver have been fulfilled to the reasonable satisfaction of the Lender;

2.3.5.2 in any other case, that Event of Default is deemed to be continuing unless and until either:

                                                                        Page 17.


2.3.5.2.1 it has been expressly waived in writing by the Lender and any conditions of such waiver have been fulfilled to the reasonable satisfaction of the Lender; or

2.3.5.2.2 it has been remedied within the applicable remedy period by any person;

2.3.6 the "control" by one entity of another entity shall be construed so as to mean the power of the first such entity to direct the management and the policies of the second such entity, whether through the ownership of voting capital, by contract or by any other means;

2.3.7 "law" shall be construed as any law (including common or customary law) or statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

2.3.8 "nacm" means nominal annual compounded monthly in arrears;

2.3.9 a "person" shall be construed as a reference to any person, firm, company, trust, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

2.3.10 "repay" (or any derivative form thereof) shall, subject to any contrary indication, be construed to include "prepay" or, as the case may be, the corresponding derivate form thereof;

2.3.11 a "subsidiary" shall be construed in accordance with the Companies Act;
     and

                                                                        Page 18.


2.3.12 "tax" shall be construed so as to include any tax, levy, impost or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or delay in paying any of the same).

2.4 Unless inconsistent with the context or save where the contrary is expressly indicated:

2.4.1 if any provision in a definition is a substantive provision conferring rights or imposing obligations on an)' Party, notwithstanding that it appears only in this interpretation clause, effect shall be given to it as if it were a substantive provision of this Agreement;

2.4.2 when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

2.4.3 in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for payment shall be the immediately preceding Business Day;

2.4.4 in the event that the day for performance of any obligation to be performed in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for performance shall be the next succeeding Business Day;

2.4.5 any reference in this Agreement to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

                                                                        Page 19.


2.4.6 any reference in this Agreement to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented;

2.4.7 no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a Party to this Agreement; and

2.4.8 references to day/s, month/s or year/s shall be construed as Gregorian calendar day/s, month/s or year/s;

2.4.9 a time of day shall be construed as a reference to Johannesburg time.

2.5  Unless inconsistent with the context, an expression which denotes:

2.5.1 any one gender includes the other genders;

2.5.2 a natural person includes an artificial person and vice versa; and

2.5.3 the singular includes the plural and vice versa.

2.6 Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.7 The rule of construction that, in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of this Agreement.

                                                                        Page 20.


2.8 The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.9 This Agreement shall be binding on and enforceable by the estates, heirs, executors, administrators, trustees, permitted assigns or liquidators of the Parties as fully and effectually as if they had signed this Agreement in the first instance and reference to any Party shall be deemed to include such Party's estate, heirs, executors, administrators, trustees, successors-in-title, permitted assigns or liquidators, as the case may be.

2.10 The use of any expression in this Agreement covering a process available under South African law such as winding-up (without limitation eiusdem generis) shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.11 Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

3.   INTRODUCTION

3.1  The Borrower wishes to borrow the Loan Amount.

3.2 The Lender is willing to lend the Loan Amount to the Borrower for the purposes set out in clause 5.1 upon the terms and conditions set out in this Agreement.

                                                                        Page 21.


4.   EARLY TERMINATION EVENTS

4.1  If:

4.1.1 a written trust deed in form and substance reasonably satisfactory to the Lender, which reduces to writing the oral agreement reached in establishing the Trust has not been entered into and lodged with the Master of the High Court within 30 (thirty) days after the Signature Date; or

4.1.2 the Master of the High Court has not issued letters of authority to the trustees of the Borrower within 30 (thirty) days after the date of lodgement of the Trust Deed with the Master of the High Court as contemplated by clause 4.1.1, then:

4.1.3 the Borrower shall forthwith pay to the Lender all of the First Facility Outstandings; and

4.1.4 this Agreement shall automatically terminate upon the Lender's receipt of the amounts payable in terms of clause 4.1.3.

4.2 The provisions of clause 4.1 are without prejudice to any rights which the Lender may have under any of the other Transaction Documents.

5.   PURPOSE

5.1  The Borrower shall use the Loan Amount for the purposes of funding:

                                                                        Page 22.


5.1.1 a portion of the purchase price payable by the Borrower for the ARM Shares in accordance with the terms of the Sale of Shares Agreement; and

5.1.2 the duties, costs and expenses incurred in connection with the purchase by the Borrower of the ARM Shares and in connection with the implementation of the transactions contemplated by the Transaction Documents.

5.2 Without prejudice to the obligations of the Borrower under clause 5.1, the Lender shall not be obliged to concern itself with the application of any sum borrowed by the Borrower pursuant to this Agreement.

6.   LOAN

6.1 The Lender hereby agrees to lend to the Borrower, which hereby agrees to borrow, the Loan Amount with effect from (and inclusive of) the Advance Date upon the terms and conditions set out in this Agreement.

6.2 The Loan Amount shall be loaned and advanced to the Borrower by the Lender on the Advance Date by the Lender making payment of the Loan Amount, without deduction or set-off, as provided for in the Flow of Funds Agreement.

6.3 The Borrower acknowledges that the advance by the Lender of the Loan Amount in accordance with the provisions of clause 6.2 shall constitute a valid and proper discharge by the Lender of its obligation to lend and advance the Loan Amount to the Borrower in terms of this Agreement.

                                                                        Page 23.


7.   INTEREST

7.1 The Loan shall bear interest during each Interest Period during the Term at the Interest Rate.

7.2  Interest on the Loan during the Term shall:

7.2.1 accrue at the Interest Rate on a day to day basis;

7.2.2 be calculated on the actual number of days elapsed in each Interest Period (inclusive of the first day of such Interest Period but exclusive of the last day of such Interest Period) and, for the purposes of calculation, be based on a year of 365 (three hundred and sixty-five) days, irrespective of whether the year in question is a leap year; and

7.2.3 subject to clause 7.3 to the extent not paid, be capitalised on the last day of each Interest Period.

7.3 Notwithstanding anything to the contrary herein contained, the Borrower shall be obliged to pay to the Lender, on the last Business Day of each month, such amount of accrued interest as is necessary to ensure that the amount of accrued interest does not exceed 80% (eighty percent) of the Loan at that date.

8.   REPAYMENT

8.1 The Borrower shall, subject to the provisions of clauses 10, 11 and 18, repay the First Facility Outstandings to the Lender on the Final Repayment Date.

8.2 The Borrower shall not repay all or any parts of the Loan except at the times and in the manner expressly provided for in this Agreement and shall not be entitled to re-borrow any amounts repaid.

                                                                        Page 24.


9.   COLLECTION ACCOUNT

9.1 The Borrower shall establish and shall maintain the Collection Account with the Lender in the name of the Borrower within a period of 30 (thirty) days after the Advance Date.

9.2 The Borrower shall procure that the mandates and operating procedures for the Collection Account shall be in accordance with the provisions of this Agreement and to the reasonable satisfaction of the Lender.

9.3 The Borrower shall either procure that any ARM Share Proceeds are paid directly into the Collection Account or, where it is not possible to procure such direct payment, immediately upon receipt of any ARM Share Proceeds pay the same into the Collection Account.

9.4 Subject to the provisions of the Transaction Documents, no withdrawal or transfer may be made from the Collection Account other than the ARM Share Proceeds which the Borrower shall use only for the purpose of making the following payments in the following order of priority:

9.4.1 first, to pay the Trust Expenditure;

9.4.2 second, to pay interest accrued under the Second Loan Agreement;

9.4.3 third, to pay interest accrued under this Agreement;

9.4.4 fourth, to pay in full any amounts of principal (including capitalised interest) and all other amounts due and payable under the Second Loan Agreement; and

9.4.5 fifth, to pay in full any amounts of principal (including capitalised interest) and all other amounts due and payable under this Agreement.

                                                                        Page 25.


9.5 The restrictions contained in any of the Transaction Documents on the withdrawal of funds from the Collection Account shall not affect the obligations of the Borrower to make all payments required to be made to the Lender on the due date for payment in accordance with the Transaction Documents.

9.6 Neither the ability of the Borrower to make any withdrawal from the Collection Account in accordance with this Agreement nor any such withdrawal shall be construed as a waiver by the Lender of any of its rights or remedies under the Transaction Documents or affect (to the extent possible) any of the Encumbrances created pursuant to the Transaction Documents.

10.  VOLUNTARY PREPAYMENT

10.1 At any time prior to the Final Repayment Date, the Borrower may, by giving to the Lender not less than 5 (five) Business Days prior written notice to that effect, prepay without penalty all or any part of the First Facility Outstandings at any time during the Term, provided that no such prepayments shall be in an amount of less than Rl 000 000 (One Million Rand) (or an integral multiple thereof) or the First Facility Outstandings, whichever is the lesser provided that the preceding restrictions shall not apply to any prepayment funded by a BEE Capital Contribution in accordance with the terms of the Transaction Documents, and provided further that the Borrower may not use the ARM Share Proceeds or any portion thereof to make such prepayment prior to the Second Facility Discharge Date or while there remain Second Facility Outstandings which are due and payable to the Lender.

10.2 Any notice of prepayment pursuant to clause 10.1 shall:

10.2.1 be irrevocable;

                                                                        Page 26.


10.2.2 specify a date upon which such prepayment is to be made which shall be the last day of an Interest Period;

10.2.3 specify the amount of the prepayment; and

10.2.4 oblige the Borrower to make such prepayment on such date.

11.  MANDATORY PREPAYMENT

11.1 Notwithstanding the provisions of clauses 8, 9 and 10:

11.1.1 the Borrower shall be obliged, during the period commencing on the Second Facility Discharge Date and ending on the First Facility Discharge Date and provided that there are no Second Facility Outstandings which are due and payable to the Lender, to utilise 100% (one hundred percent) of all ARM Share Proceeds to pay the Trust Expenditure and thereafter the First Facility Outstandings to the Lender in an amount equal to any remaining balance of the ARM Share Proceeds or, if less, in the amount of the First Facility Outstandings, by no later than 5 (five) Business Days after the date of receipt by the Borrower of any such ARM Share Proceeds; and

11.1.2 if, following a review by the Lender of the financial position of Harmony as at 30 September 2005, to be conducted by the Lender on or before 31 December 2005, the Lender is not satisfied in its reasonable discretion with the financial position of Harmony and the risk assumed by the Lender in relation to Harmony's obligations under the Harmony Put Option and Harmony has not provided security to the satisfaction of the Lender (which includes, but is not limited to, the Lender being satisfied that such security is not, or would not be, impeachable upon the occurrence of any Insolvency Event in respect of Harmony) for the performance of its obligations under the Harmony Option Agreement

                                                                        Page 27.


     within 10 (ten) Business Days, the Borrower shall be obliged within 5
     (five) Business Days of written demand by the Lender to pay the First Facility Outstandings to the Lender.

11.2 Save as may be expressly provided for in clause 9.4 and any of the Transaction Documents, the Lender shall not be entitled to require the Borrower to utilise, and the Borrower shall not utilise, any of the ARM Share Proceeds to pay the First Facility Outstandings prior to the Second Facility Discharge Date.

12.  PAYMENTS

12.1 All payments to be made by the Borrower to the Lender in terms of this Agreement shall be made in Rands at or before 12h00 on the due date for payment in immediately available funds free from set-off, withholding taxes, costs, charges, expenses or any other deductions to the Lender's bank account with the following details:

12.1.1 Bank : Nedbank Limited;

12.1.2 Account Name : Nedbank Capital - Project Administration;

12.1.3 Branch : 100 Main Street;

12.1.4 Branch Code : 19-79-05;

12.1.5 Account Number: 1979 373 078.

12.2 Any payment made by the Borrower in terms of this Agreement shall be appropriated first towards the payment of any fees, costs, charges or expenses due and payable to the Lender and, without prejudice to the Lender's right to claim such fees, costs, charges or expenses, as notified by the Lender to the

                                                                        Page 28.


     Borrower not less than 5 (five) days before such amounts are due and payable, thereafter to the payment of any accrued and unpaid interest, and thereafter to the repayment of the Loan.

12.3 The Borrower shall not have the right to defer, adjust or withhold any payment due to the Lender in terms of or arising out of this Agreement or to obtain deferment of judgment for such amount or any execution of such judgment by reason of any set-off or counter claim due to any other contractual or delictual claims or causes of whatsoever nature or howsoever arising.

13.  REPRESENTATIONS AND WARRANTIES

13.1 The Borrower hereby represents and warrants in favour of the Lender on the Signature Date, on each day between the Signature Date and the Advance Date and on the Advance Date that:

13.1.1 it is a trust duly established and existing under the laws of South Africa with the power and authority to enter into and to exercise its rights and perform its obligations under the Transaction Documents to which it is a party;

13.1.2 it has procured the taking of all necessary corporate and other action to authorise the execution of the Transaction Documents to which it is a party;

13.1.3 each Transaction Document to which it is a party is legal and binding on, and enforceable against, it in accordance with its terms;

13.1.4 the provisions of each Transaction Document to which it is a party are not in material conflict with, and will not constitute a breach of the provisions of, any other agreement or undertaking which is binding on it;

                                                                        Page 29.


13.1.5 no limitation on the powers of the Borrower to borrow will be exceeded as a result of the borrowings under this Agreement;

13.1.6 no limitation of the powers of the Borrower to create security will be exceeded as a result of the creation of the security in accordance with the terms of the Security Documents to which it is a party;

13.1.7 there is no dispute, litigation or proceeding pending or threatened against the Borrower which could reasonably be expected to have a Material Adverse Effect;

13.1.8 no Insolvency Event has occurred in respect of the Borrower;

13.1.9 its obligations under each Transaction Document to which it is a party will rank at least pari passu with all of it's other unsecured and unsubordinated Indebtedness;

13.1.10 no Event of Default has occurred and is continuing;

13.1.11 it will use the Loan Amount only for the purposes set out in clause 5.

13.2 Each of the representations and warranties given by the Borrower in terms of clause 13.1 shall:

13.2.1 prima facie be deemed to be a representation of fact inducing the Lender to enter into the Transaction Documents to which it is a party;

13.2.2 be presumed to be material unless the contrary is proved;

13.2.3 insofar as any of the warranties is promissory or relates to a future event, be deemed to have been given as at the due date for fulfilment of the promise or for the happening of the event, as the case may be; and

                                                                        Page 30.


13.2.4 be a separate warranty and in no way be limited or restricted by reference to or inference from the terms of any other warranty.

14.  POSITIVE UNDERTAKINGS

     The Borrower hereby agrees and undertakes that, until the First Facility Discharge Date, it shall:

14.1 obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of South Africa to enable it lawfully to enter into and perform its obligations under the Transaction Documents to which it is a party or to ensure the legality, validity, enforceability or admissibility in evidence in South Africa of the Transaction Documents to which it is a party;

14.2 notify the Lender of the occurrence of any event forthwith upon becoming aware thereof, which results in or may reasonably be expected to result in any of the representations and warranties contained in clause 13 being untrue;

14.3 deliver to the Lender all documents and other information reasonably required by the Lender to enable it to comply with its obligations under the Financial Intelligence Centre Act, 2001 within a period of 30 (thirty) days after the Advance Date;

14.4 procure that the Collection Account is opened with the Lender within a period of 30 (thirty) days after the Advance Date;

14.5 promptly inform the Lender in writing of the occurrence of any Event of Default forthwith upon becoming aware thereof and from time to time, if so requested by the Lender in writing, confirm to the Lender in writing that, save

                                                                        Page 31.


     as previously notified to the Lender or as notified in such confirmation, no such Event of Default has occurred and/or is continuing;

14.6 do all things to maintain its existence in full force and effect;

14.7 duly comply with all of its obligations under each Transaction Document to which it is a party;

14.8 subject to the provisions of clause 15.3, maintain its ownership of, and full, good and proper title to, the ARM Shares (except to the extent the same are subject to a Permitted Encumbrance);

14.9 take all reasonable steps to ensure that material accuracy and completeness of all information supplied to the Lender in connection with this Agreement during the Term; and

14.10 keep proper records and permit inspection thereof and ensure that the Lender will, on not less than 2 (two) Business Days' prior written notice (other than in circumstances where an Event of Default has occurred and is continuing, in which event no notice shall be required), be allowed to have access to the assets, books and records of the Borrower and to inspect the same during normal business hours.

15.  NEGATIVE UNDERTAKINGS

     The Borrower hereby agrees and undertakes that, until the First Facility Discharge Date, it shall not:

15.1 save for Permitted Encumbrances, create or permit to subsist or arise any Encumbrance over all or any of its present or future revenues or assets;

                                                                        Page 32.


15.2 make any loans, grant any credit or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person;

15.3 with the exception of a general offer to shareholders or an expropriation in terms of section 311 and/or section 440K of the Companies Act or the sale or realisation of the ARM Shares in accordance with the terms of this Agreement and/or any Transaction Document, sell, lease, transfer or otherwise dispose of or grant any right of pre-emption or right of first refusal in respect of all or any of the ARM Shares, or vest any ARM Share in any beneficiary of the Borrower:

15.3.1 prior to the date on which the Trust Deed is executed by the parties thereto, lodged with the Master of the High Court and the letters of authority in respect thereof have been issued to the trustees of the Borrower by the Master of the High Court, without the prior written consent of the Lender and subject to such conditions as the Lender may reasonably impose for the provision of such consent; and

15.3.2 on or after the date contemplated by clause 15.3.1, other than in the manner permitted by the Trust Deed,

     provided that should the ARM Shares be subject to any such a general offer to shareholders or any such expropriation, the Borrower shall utilise the proceeds of such disposal of the ARM Shares to first pay the Second Facility Outstandings and thereafter to pay the First Facility Outstandings to the Lender;

15.4 acquire or have any assets other than the donation by the founder of the Borrower, the ARM Shares, the ARM Share Proceeds and such other assets as may be contemplated by this Agreement and the Trust Deed without the

                                                                        Page 33.


     Lender's prior written consent, which shall not be unreasonably withheld or delayed;

15.5 enter into, or agree to enter into, any agreements other than the Transaction Documents to which it is a party without the prior written consent of the Lender which shall not be unreasonably withheld or delayed;

15.6 conduct any business other than in accordance with the terms of the Transaction Documents;

15.7 amend, vary, cancel or terminate, or agree to any amendment, variation, cancellation or termination of, any Transaction Document to which it is a party nor waive, or agree to any waiver of, any of its rights, privileges or benefits under the Transaction Documents to which it is a party without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed;

15.8 amend, vary or alter, or allow any resolution or oral agreement of its trustees, founder and/or beneficiaries to be passed for the amendment, variation or alteration of the Trust without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed;

15.9 save as contemplated by the Transaction Documents, appoint or constitute any income or capital beneficiaries or grant any further interests in its trust assets without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed;

15.10 save for Permitted Indebtedness, incur any Indebtedness;

15.11 save for Permitted Distributions, make or pay any Distribution.

                                                                        Page 34.


16.  FINANCIAL INFORMATION

16.1 The Borrower shall:

16.1.1 as soon as the same become available, but in any event within 90 (ninety) days after the end of each of its financial years during the Term, deliver a copy of its audited annual financial statements to the Lender for such financial year; and

16.1.2 on the written request of the Lender, furnish the Lender with such information about its financial condition as the Lender may reasonably require.

16.2 The Borrower shall ensure that:

16.2.1 each set of financial statements delivered by it pursuant to clause
     16.1.1 is prepared in accordance with GAAP; and

16.2.2 each set of financial statements delivered by it pursuant to clause
     16.1.1 has been audited by the Auditors and signed by 2 (two) trustees of the Borrower.

17.  INCREASED/DECREASED COSTS

17.1 If at any time or times during the period commencing on the Signature Date and ending on the First Facility Discharge Date:

17.1.1 any new law, ruling or regulation as promulgated, given or adopted by the government of South Africa;

17.1.2 there are any changes to any present or future law, ruling or regulation by the government of South Africa;

                                                                        Page 35.


17.1.3 there are any changes in the interpretation or administration of any law, ruling or regulation by any relevant monetary or fiscal authority having jurisdiction over the Lender;

17.1.4 there are any amendments to the Banks Act, 1990;

17.1.5 there is any compliance by the Lender with any directive or request, whether or not having the force of law, from any monetary or fiscal authority having jurisdiction over the Lender;

17.1.6 there are any changes in commercial practice or legislation which affect the reserving or asset requirements of the Lender,

     which is of general application applicable to all banks in South Africa and which would or does:

17.1.7 subject the Lender to any taxes, duties or other charges in respect of this Agreement or change the basis of taxation of the Lender in respect of the payments of capital or interest/fees payable to the Lender in respect of the provision by the Lender of funding in respect of this Agreement (except for changes in the rate of taxation on the overall net income of the Lender); or

17.1.8 impose, or modify or deem applicable any reserve, special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by the Lender to the Borrower or reduce the requirements in respect of any such reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender to the Borrower; or

17.1.9 not arise solely as a result of the Lender's gross negligence;

                                                                        Page 36.


17.1.10 impose on the Lender any other obligation or condition affecting this Agreement,

     and the result of any of the above is to increase the costs (the "INCREASED COSTS") to the Lender of making or maintaining any advance in terms of this Agreement or to reduce any amount or amounts received or receivable by the Lender under this Agreement, then the Borrower shall pay to the Lender on demand and while such circumstances continue, such amount or amounts which will compensate the Lender for such additional cost or reduced receipts.

17.2 If there is any decrease in any costs (the "DECREASED COST") in respect of which the Borrower would have been obliged to pay an amount to the Lender under clause 17.1 if such cost had constituted an Increased Cost and in respect of which the Lender directly benefits, then the Lender acting in good faith shall pay to the Borrower, promptly after it becomes aware of it, the amount of such Decreased Cost provided that such Decreased Cost is directly attributable to this Agreement (and identifiable as such) and the Lender is satisfied that such Decreased Cost will not have to be reimbursed to any other person in any way.

17.3 If required by the Borrower, the auditors of the Lender shall certify amounts referred to in clause 17.1. The costs of the certification shall be borne by the Lender if the Lender's calculation of the cost of such additional cost or reduced receipts exceeds that as certified by such auditors and by the Borrower if the result of the Lender's calculation is equal to or less than that as certified by such auditors.

                                                                        Page 37.


18.  EVENTS OF DEFAULT

18.1 Each of the events set out below is an Event of Default (whether or not caused by any reason outside the control of the Borrower):

18.1.1 any Obligor fails to pay any sum due by it under any Transaction Document to which it is a party at the time stipulated and does not remedy such failure within 3 (three) days after receipt of notice calling upon it to do so, and in the manner provided for in this Agreement unless such failure is due to the banking payment and/or settlement system by which that Obligor is obliged to make such payment and such payment is made within 3 (three) Business Days of its due date; or

18.1.2 any Obligor commits any breach or omits to observe or cause to be observed any of the obligations or undertakings expressed to be assumed by it under or in relation to any of the Transaction Documents to which it is a party (other than a failure to pay any sum when due) and such breach or omission is not remedied (if capable of remedy) within 10 (ten) Business Days of receipt by that Obligor of a written notice from the Lender requiring remedy thereof; or

18.1.3 any representation or warranty made or deemed to be made or repeated by any Obligor in or pursuant to any of the Transaction Documents to which it is a party or in any notice, certificate or statement referred to or delivered under any Transaction Document, is or proves to be incorrect and such incorrect representation, warranty, notice, certificate or statement has a Material Adverse Effect; or

18.1.4 any Indebtedness of any Obligor in excess of Rl0 000 000 (Ten Million
     Rand) is not paid when due or becomes due and payable, unless such claim is disputed and such dispute is resolved in favour of that Obligor

                                                                        Page 38.


     within a period of 14 (fourteen) days after such claim has been made, or any creditor of any Obligor becomes entitled to declare any such Indebtedness due and payable, prior to the date when it would otherwise have become due and payable or any guarantee or indemnity given by any Obligor in respect of Indebtedness is not honoured when due and called upon; or

18.1.5 a creditor for an amount in excess of R10 000 000 (Ten Million Rand) attaches or takes possession of, or execution or other process is levied or enforced against, any material asset of any Obligor; or

18.1.6 the security constituted by any Security Document ceases to confer the security it created when originally granted or is not validly created as contemplated in the relevant Security Document or any of the Security Documents (or any material provision thereof) ceases to be legal, valid, binding and enforceable; or

18.1.7 an Insolvency Event occurs in relation to any Obligor; or

18.1.8 any steps are taken to enforce any Encumbrance securing a debt exceeding an amount of R10 000 000 (Ten Million Rand) over all or any part of the assets and/or undertaking of any Obligor and such steps are not successfully defended or stopped by such Obligor within a period of 30 (thirty) days after the commencement of such steps; or

18.1.9 any Obligor suspends or ceases or threatens to suspend or cease to carry on its business; or

18.1.10 all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interests in, any Obligor are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

                                                                        Page 39.


18.1.11 it becomes unlawful at any time for any Obligor to perform all or any of its material obligations under any Transaction Document and the Parties are unable to agree on alternative arrangements within 10 (ten) Business Days of the Lender notifying the Borrower of such illegality; or

18.1.12 any Obligor repudiates any Transaction Document to which it is a party or does or causes or permits to be done any actual thing evidencing an intention to repudiate any Transaction Document to which it is a party; or

18.1.13 any judgement for an amount exceeding R10 000 000 (Ten Million Rand) is taken against any Obligor, and that Obligor fails within 15 (fifteen) Business Days of it becoming aware thereof either to satisfy same or to take steps and thereafter actively to pursue such steps to successfully appeal or set aside such judgement; or

18.1.14 any event or series of events occurs or circumstance arises which has or may in the future be likely to have a Material Adverse Effect.

18.2 Upon, or at any time after, the occurrence of an Event of Default, the Lender may, without prejudice to any other rights it may have in terms of this Agreement or at law, by written notice to the Borrower:

18.2.1 declare all or any part of the First Facility Outstandings to be immediately due and payable whereupon the First Facility Outstandings shall become immediately due and payable; and/or

18.2.2 enforce any or all of its rights under the Security Documents if the First Facility Outstandings or any part thereof have not been paid timeously in accordance with clause 18.2.1.

                                                                        Page 40.


19.  BREAKAGE COSTS / GAINS

19.1 If, for any reason any portion of the First Facility Outstandings is repaid or becomes due and payable on any date other than on the last day of an Interest Period, there shall be:

19.1.1 payable by the Borrower to the Lender, on the occurrence of such event, in addition to any other amounts payable in terms of this Agreement, the amount (if any) by which:

19.1.1.1 the present value of such amount, calculated by discounting such amount from the last day of the Interest Period during which such amount is repaid or becomes due and payable to the date of calculation (excluding the last day and including the first day) (the "CALCULATION PERIOD") at 0.1% (zero point one percent) below the Lender's Swap Curve bid rate which appears on the Reuters screen NDIRS page at 11h00 Johannesburg time on the date of calculation interpolated for a corresponding payment for a period which corresponds to the Calculation Period, expressed as a nacm yield rate, exceeds:

19.1.1.2 the present value of such amount, calculated by discounting such amount for the Calculation Period at the aggregate of the then-applicable JIBAR Rate (converted to a nacm rate) and the costs referred to in clause 17; or

19.1.2 deducted from the amount owing to the Lender by the Borrower (or, if no such amount is owing, payable by the Lender to the Borrower), the amount (if any) by which the amount calculated in terms of clause 19.1.1.2 exceeds that calculated in terms of clause 19.1.1.1,

                                                                        Page 41.


     such amount, in either case, to be calculated and certified by a manager of the Lender, which certificate shall serve as prima facie proof of its contents.

20.  RENUNCIATION OF BENEFITS

     The Borrower renounces all benefits of the exceptions of "no value received", "non numeratae pecuniae", "non causa debiti", and "errore calculi", the meaning and effect of which it declares it understands.

21.  CERTIFICATE OF INDEBTEDNESS

     A certificate signed by any director or manager of the Lender (whose appointment need not be proved) as to the existence of and the amount of Indebtedness by the Borrower to the Lender, that such amount is due and payable, the amount of interest accrued thereon and as to any other fact, matter or thing relating to the Borrower's Indebtedness to the Lender in terms of this Agreement, shall be sufficient proof of the contents and correctness thereof for the purposes of provisional sentence, summary judgement or any other proceedings, shall be valid as a liquid document for such purpose and shall in addition, be prima facie proof for purposes of pleading or trial in any action instituted by the Lender arising herefrom.

22.  DEFAULT INTEREST

     Interest calculated at the Arrear Interest Rate shall accrue on the outstanding balance of all amounts due and payable but unpaid by the Borrower from time to time in terms of this Agreement. Such interest shall be calculated on a daily basis from the due date of each such overdue amount to date of actual payment thereof (both before and after judgement (if any)) and shall be compounded monthly in arrears and shall be paid by the Borrower on demand.

                                                                        Page 42.


23.  CESSION AND ASSIGNMENT

23.1 The Lender shall be entitled to cede, assign or delegate all, or any part of, its rights and/or obligations, as the case may be, under this Agreement or under any Security Document to:

23.1.1 the Reference Banks and/or any of their affiliates without the consent of the Borrower; and/or

23.1.2 any other person with the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed,

     subject to a maximum aggregate number of 10 (ten) assignees.

23.2 To the extent that any such cession, assignment or delegation results in a splitting of claims against the Borrower, the Borrower hereby consents to such splitting of claims.

23.3 The Borrower is aware that the Lender intends to conclude the Harmony Option Agreement pursuant to which the Lender shall be entitled, or obliged as the case may be, to cede, assign or delegate all of its rights and or obligations, as the case may be under this Agreement, to Harmony and the Borrower hereby consents to such cession, assignment and/or delegation.

23.4 In the event of any such cession, assignment or delegation, the Lender (the "EXISTING LENDER") shall procure that an inter-creditor agent is appointed to represent itself and such person(s) (the "NEW LENDER") on such terms and conditions as may be agreed between the Existing Lender, the New Lender and such appointed inter-creditor agent and subject to the prior written approval of such terms by the Borrower, which shall not be entitled to withhold such approval unnecessarily. The Borrower shall bear any fees or

                                                                        Page 43.


     expenses charged by such inter-creditor agent up to a maximum amount of R150 000 (One Hundred and Fifty Thousand Rand) (Indexed) per annum.

24.  NOTICES AND DOMICILIA

24.1 NOTICES

24.1.1 Each Party chooses the address set out opposite its name below as its address to which any written notice in connection with this Agreement may be addressed.

24.1.1.1   LENDER:   4th Floor, F Block
                     135 Rivonia Road
                     Sandown
                     SANDTON

                     Telefax No. : (011) 294 8421
                     Attention : Head of Specialised Finance

24.1.1.2   BORROWER: c/o African Rainbow Minerals Limited
                     ARM House
                     29 Impala Road
                     Chislehurston
                     SANDTON

                     Telefax No. : (011) 883 5609
                     Attention : The Company Secretary

24.1.2 Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice by telefax transmitted to its telefax number set out opposite its name above.

24.1.3 Either Party may by written notice to the other Party change its chosen address and/or telefax number for the purposes of clause 24.1.1 to any other address(es) and/or telefax number, provided that the change shall

                                                                        Page 44.


     become effective on the 14th (fourteenth) day after the receipt of the notice by the addressee.

24.1.4 Any notice given in terms of this Agreement shall:

24.1.4.1 if delivered by hand be deemed to have been received by the addressee on the date of delivery;

24.1.4.2 if transmitted by facsimile be deemed to have been received by the addressee on the 1st (first) Business Day after the date of transmission,

     unless the contrary is proved.

24.1.5 Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address and/or telefax number.

24.2 DOMICILIA

24.2.1 Each of the Parties chooses its physical address referred to in clause
     24.1 as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement may be served.

24.2.2 Either Party may by written notice to the other Party change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa; provided that any such change shall only be effective on the 14th (fourteenth) day after deemed receipt of the notice by the other Party pursuant to clause 24.1.4.

                                                                        Page 45.


25.  GOVERNING LAW

     The entire provisions of this Agreement shall be governed by and construed in accordance with the laws of South Africa.

26.  JURISDICTION

     The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of South Africa (or any successor to that division) in regard to all matters arising from this Agreement.

27.  SEVERABILITY

     Each provision in this Agreement is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular, and without limiting the generality of the aforegoing, the Parties acknowledge their intention to continue to be bound by this Agreement notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force.

28.  GENERAL

28.1 This document constitutes the sole record of the agreement between the Parties in regard to the subject matter thereof.

28.2 No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

                                                                        Page 46.


28.3 No addition to, variation or consensual cancellation of this Agreement and no extension of time, waiver or relaxation or suspension of any of the provisions or terms of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of all the Parties.

28.4 No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from this Agreement and no single or partial exercise of any right by any Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party's rights in terms of or arising from this Agreement or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

28.5 The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

28.6 Save as is specifically provided in this Agreement, no Party shall be entitled to cede, assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other Parties affected by such transfer of rights or obligations, which consent may not unreasonably be withheld or delayed.

29.  COSTS

29.1 The Borrower and Harmony shall, in equal shares, bear the costs of and incidental to the negotiation, preparation and execution of the Transaction

                                                                        Page 47.


     Documents and (save to the extent expressly indicated to the contrary in any Transaction Document) the implementation of the transactions contemplated therein.

29.2 All legal costs incurred by either Party in consequence of any default of the provisions of this Agreement by the other Party shall be payable on demand by the defaulting Party on the scale as between attorney and own client and shall include collection charges, the costs incurred by the non-defaulting Party in endeavouring to enforce such rights prior to the institution of legal proceedings and the costs incurred in connection with the satisfaction or enforcement of any judgment awarded in favour of the non-defaulting Party in relation to its rights in terms of or arising out of this Agreement.

SIGNED at SANDTON on this the 15th day of APRIL 2005.

                                        For and on behalf of
                                        NEDBANK LIMITED (ACTING THROUGH
                                        ITS NEDBLANK CAPITAL DIVISION)


                                        /s/ Kevin Ryder
                                        ----------------------------------------
                                        Name: Kevin Ryder
                                        Capacity: Authorised Signatory
                                        Who warrants his authority hereto


                                        /s/ Mark Saunders Tyler
                                        ----------------------------------------
                                        Name: Mark Saunders Tyler
                                        Capacity: Authorised Signatory
                                        Who warrants his authority hereto

                                                                        Page 48.


SIGNED at SANDTON on this the 15th day of APRIL 2005.

                                        For and on behalf of
                                        NEDBANK LIMITED (ACTING THROUGH ITS
                                        NEDBANK CAPITAL DIVISION) (AS TRUSTEE
                                        OF THE BORROWER)


                                        /s/ Bradley Maxwell
                                        ----------------------------------------
                                        Name: Bradley Maxwell for Anton Taljaard
                                        Capacity: Authorised Signatory
                                        Who warrants his authority hereto


                                        /s/ Clive Stewart
                                        ----------------------------------------
                                        Name: Clive Stewart
                                        Capacity: Authorised Signatory
                                        Who warrants his authority hereto


SIGNED at SANDTON on this the 15th day of APRIL 2005.

                                        For and on behalf of
                                        HARMONY GOLD MINING COMPANY
                                        LIMITED (AS TRUSTEE OF THE BORROWER)


                                        /s/ Nomfundo Qangule
                                        ----------------------------------------
                                        Name: Nomfundo Qangule
                                        Capacity: Director
                                        Who warrants her authority hereto


SIGNED at SANDTON on this the 15th day of APRIL 2005.


                                        /s/ Frank Abbott
                                        ----------------------------------------
                                        FRANK ABBOTT (AS TRUSTEE OF THE
                                        BORROWER)

                                                                        Page 49.


SIGNED at SANDTON on this the 15th day of APRIL 2005.

                                        For and on behalf of
                                        DENEYS REITZ TRUSTEES
                                        (PROPRIETARY) LIMITED (AS TRUSTEE
                                        OF THE BORROWER)


                                        /s/ Lionel Charles Shawe
                                        ----------------------------------------
                                        Name: Lionel Charles Shawe
                                        Capacity: Authorised Signatory
                                        Who warrants his authority hereto